EXHIBIT 11

                             WASTE INDUSTRIES, INC.
                       COMPUTATION RE: EARNINGS PER SHARE

                                                                                     Pro forma (1)
                                                     -----------------------------------------------------------------------------
                                                         Three Months Ended June 30,              Six Months Ended June 30,
                                                     -------------------------------------   -------------------------------------
                                                          1996                 1997                1996                1997
                                                     ----------------    -----------------   -----------------   -----------------
Pro forma net income                                     $ 1,106,076          $ 1,385,323         $ 2,028,237         $ 2,530,993
                                                     ================    =================   =================   =================
Weighted average number of common shares
  issued and outstanding                                   9,600,157            9,903,361           9,600,157           9,751,759
Common stock equivalents -
  Options for common stock                                   526,000              526,000             266,000             526,000
                                                     ----------------    -----------------   -----------------   -----------------
Weighted average common stock equivalents                 10,126,157           10,429,361           9,866,157          10,277,759
Less treasury shares to be repurchased                     (198,685)            (170,301)            (99,981)           (170,301)
                                                     ----------------    -----------------   -----------------   -----------------
Weighted average shares outstanding                        9,927,472           10,259,060           9,766,176          10,107,458
                                                     ================    =================   =================   =================
Primary earnings per share                              $       0.11         $       0.14          $     0.21         $      0.25
                                                     ================    =================   =================   =================

(1) Pro forma primary earnings per share computations are based on the weighted-average common stock outstanding and include the dilutive effect of stock options using the treasury stock method (using the initial offering price of $13.50 per share for periods prior to the initial public offering). Common stock outstanding used to compute the weighted-average shares was retroactively adjusted for the 1996 exchange of shares resulting from the merger of affiliated companies, for the 1997 conversion of nonvoting to voting stock, and for the 1997 1-for-2.5 reverse stock split. Fully diluted earnings per share are not presented as potentially dilutive securities, in the aggregate, dilute primary earnings per share by less than three percent.

The Company's S Corporation status was terminated on May 9, 1997 and, accordingly, the Company became fully subject to federal and state income taxes on that date. Pro forma net income and earnings per share amounts have been computed as if the Company was subject to federal and all applicable state corporate income taxes for each period presented.

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